Exhibit 2

British American Tobacco p.l.c.

Notification and public disclosure of transactions by persons discharging managerial responsibilities and persons closely associated with them

1	Details of the person discharging managerial responsibilities/person closely associated
a)	Name	Karen Guerra
2	Reason for the notification
a)	Position/status	Non-Executive Director
b)	Initial notification /Amendment	Initial notification
3	Details of the issuer, emission allowance market participant, auction platform, auctioneer or auction monitor
a)	Name	British American Tobacco p.l.c.
b)	LEI	213800FKA5MF17RJKT63
4	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument Identification code	Ordinary shares of 25p each GB0002875804
b)	Nature of the transaction	Purchase of shares
c)	Price(s) and volume(s)
		Price(s)	Volume(s)
		£32.645	200
		£32.625	108
		£32.640	108
		£32.640	400
		£32.625	400
		£32.640	56
		£32.625	125
		£32.640	101
		£32.640	400
		£32.635	125
		£32.640	400
		£32.645	100
		£32.640	400
		£32.640	77

d)	Aggregated information - Aggregated volume - Price	3,000 £32.637
e)	Date of the transaction	2022-08-03
f)	Place of the transaction	London Stock Exchange (XLON) Aquis Exchange (AQXE) CBOE Europe – BXE Order Books (BATE) BATS Chi-X Europe (CHIX)

Name of officer of issuer responsible for making notification: Claire Dhokia Date of notification: 3 August 2022